Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-122303) of our report, which includes an explanatory paragraph relating to Mercator Partners Acquisition Corp.’s ability to continue as a going-concern, dated January 21, 2005, except for the matter discussed in Note 7 as to which the date is February 22, 2005, on our audit of the financial statements of Mercator Partners Acquisition Corp. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J. H. Cohn LLP

Jericho, New York

March 21, 2005